ZIM CORPORATION ANNOUNCES FISCAL YEAR 2007 FINANCIAL RESULTS

Ottawa, Canada - June 21, 2007 - ZIM Corporation (OTCBB: ZIMCF), an IPTV and mobile content and service provider, today announced its results for the fiscal year ended March 31, 2007. All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States and presented in US dollars.

Revenue for the year ended March 31, 2007 was $2,195,184, a decrease from $3,595,315 in the prior year. As previously announced, ZIM's decrease in revenue is primarily attributable to the decline in revenue from our SMS aggregation services as a result of management’s decision to no longer focus on this market.

Net loss for the year ended March 31, 2007 was $1,936,187 or a basic and diluted loss per share of $0.02. The net loss for the year ended March 31, 2006 was $3,388,493 or a basic and diluted loss per share of $0.06. Included in the net loss for the year ended March 31, 2007 is a non-cash amount of $972,209 relating to the amortization of intangible assets acquired in the purchase of Advanced Internet Services Inc.

ZIM had cash of $ 441,637 at March 31, 2007, as compared to a cash balance of $237,035 at March 31, 2006. As at March 31, 2007, ZIM also had an amount due to the chief executive officer, who is also a shareholder, of $43,305.

"Consistent with previous announcements, ZIM continued to experience a decrease in SMS aggregation revenues, however we continue to pursue opportunities related to our Internet TV and Mobile Content platforms” said Dr. Michael Cowpland, President and CEO of ZIM.

About ZIM

ZIM is a provider of internet TV programming and services (also referred to as IPTV) and a mobile content and service provider. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the success of ZIM’s aggregation services and ZIM’s ability to enter the mobile content market. All forward-looking statements made in this press release relating to expectations about future events or results are made as of, and are based upon information available to ZIM as of, the date hereof. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those described or implied by any forward-looking statements. Factors that might cause such a difference include, but are not limited to, ZIM’s limited operating history, ZIM’s history of operating losses and expected future operating losses, ZIM’s ability to obtain additional financing when needed, ZIM’s ability to continue as a going concern, ZIM’s reliance on wireless carriers to market and use its applications and services, possible fee increases by third party service providers, the potential loss of services of Dr. Michael Cowpland and other key personnel, rapid developments in technology, including developments by competitors, possible internal controls deficiencies and possible accounting adjustments resulting from our year-end accounting and review procedures, ZIM's ability to maintain current reporting under the Securities Exchange Act of 1934, and ZIM’s ability to successfully integrate any acquisition. Please refer to ZIM’s filings with the SEC for additional information regarding risks and uncertainties. Copies of these filings are available through the SEC's website at www.sec.gov. ZIM assumes no obligation to revise or update publicly the forward-looking statements included in this news release, other than as required by law.

For more information:

investorrelations@zim.biz

ZIM Corporation